EXHIBIT 99.1

Midland States Bancorp, Inc. Declares Quarterly Cash Dividend of $0.2675 Per Share

EFFINGHAM, Ill., Nov. 05, 2020 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.2675 per share. The dividend is payable on or about November 30, 2020 to all shareholders of record as of the close of business on November 20, 2020.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2020, the Company had total assets of approximately $6.70 billion, and its Wealth Management Group had assets under administration of approximately $3.26 billion. Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321